Exhibit 99.1
News Release

Contacts:
Investor Relations		Media Relations
Jeff Norris	Danielle Dietz	Sie Soheili
jeff.norris@capitalone.com	danielle.dietz@capitalone.com	sie.soheili@capitalone.com

FOR IMMEDIATE RELEASE: October 26, 2023
Capital One Reports Third Quarter 2023 Net Income of $1.8 billion, or $4.45 per share
McLean, Va. (October 26, 2023) – Capital One Financial Corporation (NYSE: COF) today announced net income for the third quarter of 2023 of $1.8 billion, or $4.45 per diluted common share, compared with net income of $1.4 billion, or $3.52 per diluted common share in the second quarter of 2023, and with net income of $1.7 billion, or $4.20 per diluted common share in the third quarter of 2022.
“In the third quarter we continued to deliver solid results fueled by strong top-line growth in our domestic card business," said Richard D. Fairbank, Founder, Chairman, and Chief Executive Officer. "Our modern technology capabilities are generating opportunities and driving performance improvements across our businesses.”
All comparisons below are for the third quarter of 2023 compared with the second quarter of 2023 unless otherwise noted.
Third Quarter 2023 Income Statement Summary:
•Total net revenue increased 4 percent to $9.4 billion.
•Total non-interest expense increased 1 percent to $4.9 billion:
◦10 percent increase in marketing.
◦1 percent decrease in operating expenses.
•Pre-provision earnings(1) increased 7 percent to $4.5 billion.
•Provision for credit losses decreased $206 million to $2.3 billion:
◦Net charge-offs of $2.0 billion.
◦$322 million loan reserve build.
•Net interest margin of 6.69 percent, an increase of 21 basis points.
•Efficiency ratio of 51.89 percent.
•Operating efficiency ratio of 41.51 percent.
Third Quarter 2023 Balance Sheet Summary:
(1)    Pre-provision earnings is a non-GAAP metric calculated based on total net revenue less non-interest expense for the period. Management believes that this financial metric is useful in assessing the ability of a lending institution to generate income in excess of its provision for credit losses. See our Financial Supplement, filed as Exhibit 99.2 to our Current Report on From 8-K on October 26, 2023 with the Securities and Exchange Commission (the “SEC”), “Table 15: Calculation of Regulatory Capital Measures and Reconciliation of Non-GAAP Measures” for a reconciliation and additional information on non-GAAP measures.

Capital One Third Quarter 2023 Earnings

•Common equity Tier 1 capital ratio under Basel III Standardized Approach of 13.0 percent.
•Period-end loans held for investment in the quarter increased $3.5 billion, or 1 percent, to $314.8 billion.
◦Credit Card period-end loans increased $4.3 billion, or 3 percent, to $146.8 billion.
•Domestic Card period-end loans increased $4.3 billion, or 3 percent, to $140.3 billion.
◦Consumer Banking period-end loans decreased $436 million, or 1 percent, to $76.8 billion.
•Auto period-end loans decreased $385 million, or 1 percent, to $75.5 billion.
◦Commercial Banking period-end loans decreased $399 million, or less than 1 percent, to $91.2 billion.
•Average loans held for investment in the quarter increased $3.1 billion, or 1 percent, to $312.8 billion.
◦Credit Card average loans increased $5.3 billion, or 4 percent, to $144.0 billion.
•Domestic Card average loans increased $5.0 billion, or 4 percent, to $137.5 billion.
◦Consumer Banking average loans decreased $544 million, or 1 percent, to $77.2 billion.
•Auto average loans decreased $493 million, or 1 percent, to $75.7 billion.
◦Commercial Banking average loans decreased $1.6 billion, or 2 percent, to $91.6 billion.
•Period-end total deposits increased $2.3 billion, or 1 percent, to $346.0 billion, while average deposits increased $1.3 billion, or less than 1 percent, to $345.0 billion.
•Interest-bearing deposits rate paid increased 39 basis points to 3.30 percent.

Capital One Third Quarter 2023 Earnings

Earnings Conference Call Webcast Information
The company will hold an earnings conference call on October 26, 2023 at 5:00 PM Eastern Time. The conference call will be accessible through live webcast. Interested investors and other individuals can access the webcast via the company’s home page (www.capitalone.com). Under “About,” choose “Investors” to access the Investor Center and view and/or download the earnings press release, the financial supplement, including a reconciliation of non-GAAP financial measures, and the earnings release presentation. The replay of the webcast will be archived on the company’s website through November 9, 2023 at 5:00 PM Eastern Time.
Forward-Looking Statements
Certain statements in this release may constitute forward-looking statements, which involve a number of risks and uncertainties. Forward-looking statements often use words such as “will,” “anticipate,” “target,” “expect,” “think,” “estimate,” “intend,” “plan,” “goal,” “believe,” “forecast,” “outlook” or other words of similar meaning. Any forward-looking statements made by Capital One or on its behalf speak only as of the date they are made or as of the date indicated, and Capital One does not undertake any obligation to update forward-looking statements as a result of new information, future events or otherwise. Capital One cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information due to a number of factors. For additional information on factors that could materially influence forward-looking statements included in this earnings press release, see the risk factors set forth under “Part I—Item 1A. Risk Factors” in the Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC and Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC.
About Capital One
Capital One Financial Corporation (www.capitalone.com) is a financial holding company which, along with its subsidiaries, had $346.0 billion in deposits and $471.4 billion in total assets as of September 30, 2023. Headquartered in McLean, Virginia, Capital One offers a broad spectrum of financial products and services to consumers, small businesses and commercial clients through a variety of channels. Capital One, N.A. has branches and Cafés located primarily in New York, Louisiana, Texas, Maryland, Virginia and the District of Columbia. A Fortune 500 company, Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 100 index.
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